Exhibit 5(a)


                        WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.
                           ATTORNEYS AND COUNSELORS AT LAW
                                     ENERGY PLAZA
                            1601 BRYAN STREET, 30TH FLOOR
                                 DALLAS, TEXAS 75201

                                 -------------------

                               TELEPHONE (214) 979-3000
                                  FAX (214) 880-0011




                                   January 15, 1997





          Texas Utilities Electric Company
          Energy Plaza
          1601 Bryan Street
          Dallas, Texas 75201

          Ladies and Gentlemen:

               Reference is made to the Registration Statement (Registration Statement) on Form S-3 to be filed by Texas Utilities Electric Company (Company) on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) Securities (Securities) of TU Electric Capital IV and TU Electric Capital V (collectively, the Trusts) having an aggregate liquidation preference of up to $500,000,000, such Securities to be offered in one or more underwritten public offerings; (ii) one or more Guarantees of the Company with respect to the Securities (collectively, the Guarantees); and (iii) up to $500,000,000 in aggregate principal amount of the Company s Junior Subordinated Debentures (Debentures) to be issued pursuant to the terms of an indenture from the Company to The Bank of New York, as trustee (Indenture) and purchased by the relevant Trust with the proceeds of the sale of the Securities. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

               Based upon the foregoing, we are of the opinion that:

               1. All requisite action necessary to make each Guarantee a valid, legal and binding obligation of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of such Guarantee and such Guarantee shall have been duly executed and delivered by the parties thereto;

               2. All requisite action necessary to make the Debentures valid, legal and binding obligations of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Debentures, and the Debentures shall have been issued and delivered to the related Trust for the consideration contemplated in the Registration Statement;

          in each case, except as such may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and by general principles of equity.

               We are members of the State Bar of Texas and do not hold ourselves out as experts on the laws of New York. As to all matters of New York law, we have with your consent relied upon an opinion of even date herewith addressed to you by Reid & Priest LLP of New York, New York.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as counsel in the Registration Statement and as authority for certain of the information incorporated by reference therein.

                                             Very truly yours,

                                             WORSHAM, FORSYTHE
                                                  & WOOLDRIDGE, L.L.P.



                                             By:     /s/ T. A. Mack
                                                -------------------------
                                                                A Partner